UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DENNY’S CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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203 East Main Street

Spartanburg, South Carolina 29319

April 11, 2013

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 9:00 a.m. on Thursday, May 23, 2013, at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card or vote via telephone or the Internet as directed on the proxy card, at your earliest convenience.

On Behalf of the Board of Directors,

Sincerely,

Debra Smithart-Oglesby

Board Chair

NOTICE OF MEETING

Spartanburg, SC

April 11, 2013

The Annual Meeting of Stockholders of Denny’s Corporation will be held at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina on Thursday, May 23, 2013 at 9:00 a.m. for the following purposes as described in the accompanying Proxy Statement:

1.	To elect the eleven (11) nominees named in the attached Proxy Statement to the Board of Directors;

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 25, 2013;

3.	To vote on a non-binding advisory resolution to approve the compensation paid to the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Only holders of record of Denny’s Corporation common stock at the close of business on March 26, 2013 will be entitled to notice of, and to vote at, this meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy card as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting. For directions to the meeting, please visit Denny’s website at www.dennys.com or call (864) 597-8000.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2013

The proxy statement and the 2012 Annual Report of Denny’s Corporation are available at http://www.cstproxy.com/dennys/2013.

By order of the Board of Directors

J. Scott Melton

Assistant General Counsel,

Corporate Governance Officer and

Secretary

Proxy Statement Table of Contents

PROXY STATEMENT

April 11, 2013

GENERAL

Introduction

The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Thursday, May 23, 2013, at 9:00 a.m. at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation (the “Board”) to be used at the upcoming Annual Meeting of Stockholders. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc., a subsidiary which Denny’s Corporation wholly owns, in that substantially all operations of Denny’s Corporation are currently conducted through Denny’s, Inc.

Stockholder Voting

You may vote at the Annual Meeting either by proxy or in person. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”) as of the close of business on March 26, 2013 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement will be made available to each such stockholder beginning on or about April 11, 2013.

Voting by Proxy

To vote by proxy, you must either properly execute and return (prior to the meeting) the proxy card, or follow the instructions set forth in the enclosed proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the eleven (11) nominees to the Board of Directors, (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 25, 2013, and (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described herein. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.

If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the meeting date at the Denny’s Corporation principal executive offices at 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person. If you vote by telephone or by accessing the Internet voting website, you may also revoke your proxy by re-voting using the same procedure no later than 7:00 p.m. Eastern Time on Wednesday, May 22, 2013.

Voting in Person

To vote at the meeting in person, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. For directions to the meeting, please visit Denny’s website at www.dennys.com or call (864) 597-8000.

Voting Requirements

At the meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or on any other proposal, and therefore will not affect the outcome of any proposal. As of the close of business on the Record Date, there were issued and outstanding and entitled to be voted at the Annual Meeting, 92,467,375 shares of Common Stock.

Equity Security Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 26, 2013 (or as of April 10, 2013 with respect to FMR LLC) to own more than 5% of the outstanding shares. As of March 26, 2013, there were 92,467,375 shares of the Common Stock issued and outstanding and entitled to be voted at the Annual Meeting.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Avenir Corporation
1775 Pennsylvania Avenue NW, Suite 650 Washington, DC 20006	8,456,236	(1)	9.1
Keeley Asset Management Corp.
(and related entities) 111 West Jackson Blvd., Suite 810 Chicago, IL 60604	8,096,170	(2)	8.8
Wellington Management Company, LLP
280 Congress Street Boston, MA 02210	6,849,222	(3)	7.4
Wells Fargo & Company
(and related entities) 420 Montgomery Street San Francisco, CA 94104	6,134,049	(4)	6.6
FMR LLC
(and related entities) 245 Summer Street Boston, MA 02210	5,962,194	(5)	6.4
Black Rock, Inc.
(and related entities) 40 East 52nd Street New York, NY 10022	5,498,911	(6)	5.9
The Vanguard Group, Inc
(and related entities) 100 Vanguard Blvd. Malvern, PA 19355	5,366,216	(7)	5.8

(1)	Based upon the Schedule 13G/A filed with the SEC on February 19, 2013, Avenir Corporation, an investment adviser, is the beneficial owner of and has sole voting power and sole investment power with respect to the listed shares.

(2)	Based upon the Schedule 13G/A filed with the SEC on February 7, 2013, Keeley Asset Management Corp. is the beneficial owner of 8,096,170 shares. The Keeley Small Cap Value Fund may be deemed to be the beneficial owner of 5,728,850 shares and John L. Keeley, Jr. may be deemed to beneficially own 92,820 shares. Keeley Asset Management Corp. has sole voting power with respect to 7,896,770 of such shares and sole investment power with respect to 8,096,170 shares.
(3)	Based upon the Schedule 13G filed with the SEC on February 14, 2013, Wellington Management Company, LLP, an investment adviser, is the beneficial owner of 6,849,222 shares and has shared voting power with respect to 2,988,620 shares and shared investment power with respect to 6,849,222 shares.
(4)	Based upon the Schedule 13G/A filed with the SEC on March 29, 2013, Wells Fargo & Company, a parent holding company, is the beneficial owner of 6,134,049 shares, has sole voting power and sole investment power over 1 share, shared voting power with respect to 5,832,159 shares and shared investment power with respect to 6,134,048 shares. Wells Capital Management Incorporated, an investment adviser, is the beneficial owner of 6,104,817 shares and has shared voting power over 587,652 shares and shared investment power over 6,104,817 shares. Wells Fargo Funds Management, LLC, an investment adviser, is the beneficial owner of 5,215,344 shares and has shared voting and investment power over 5,215,344 shares. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes beneficial ownership of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Advisors, LLC, Wells Fargo Funds Management, LLC, and Wells Fargo Bank, N.A.
(5)	Based upon the Schedule 13G/A filed with the SEC on April 10, 2013, FMR LLC is the beneficial owner of 5,962,194 shares and has sole voting power over 5,462,600 shares and sole investment power over 5,962,194 shares. Edward C. Johnson 3d is the beneficial owner of 5,962,194 shares and has sole investment power over 5,962,194 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 501,594 shares. Edward C Johnson 3d and FMR LLC, through its control of Fidelity and the funds Fidelity controls (the “Funds”), each has sole investment power over the 501,594 shares owned by the Funds. Neither FMR LLC, nor Edward C. Johnson 3d, Chairman of FMR LLC, (and whose family has the predominant voting power of FMR LLC), has the sole power to vote shares owned directly by the Funds, which power resides with the Funds’ Board of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, LLC is the beneficial owner of 4,490,434 of the shares listed as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole investment power over 4,490,434 shares and sole voting power over 4,490,434 shares owned by the institutional accounts managed by PGATC. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 970,166 shares as a result of its serving as an investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owing such shares. Edward C. Johnson, 3d and FMR LLC though its control of PGALLC each has sole investment power and sole voting power over 970,166 shares owned by institutional accounts or funds advised by PGALLC.
(6)	Based upon the Schedule 13G/A filed with the SEC on February 8, 2013, Black Rock, Inc., as a parent holding company, is the beneficial owner of and has sole voting power and sole investment power with respect to the listed shares.
(7)	Based upon the Schedule 13G/A filed with the SEC on February 11, 2013, the Vanguard Group, Inc. is the beneficial owner of the listed shares and has sole voting power with respect to 122,765 shares, shared investment power with respect to 117,565 shares and sole investment power with respect to 5,248,651 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of the Vanguard Group, Inc., is the beneficial owner of 117,565 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting power of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,200 shares as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting power of these shares.

Management

The following table sets forth, as of March 26, 2013, the beneficial ownership of Common Stock by: (i) each current member of the Board, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each named executive officer included in the Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Gregg R. Dedrick	52,581	*
José M. Gutiérrez	8,888	*
George W. Haywood	56,156	*
Brenda J. Lauderback	165,158	*
Robert E. Marks	296,831	*
John C. Miller	412,334	*
Louis P. Neeb	107,070	*
Donald C. Robinson	98,233	*
Debra Smithart-Oglesby	259,488	*
Laysha Ward	62,089	*
F. Mark Wolfinger	1,226,342	1.3
Frances L. Allen	264,786	*
Robert Rodriguez	—	*
All current directors and executive officers as a group (12 persons)	3,009,956	3.2

*	Less than one (1) percent.
(1)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 26, 2013) through the exercise of stock options: (i) Ms. Lauderback (56,700 shares), (ii) Mr. Marks (75,600 shares), (iii) Ms. Smithart-Oglesby (75,600 shares), (iv) Mr. Wolfinger (760,100 shares), Mr. Miller (133,334 shares), and Ms. Allen (108,334 shares), and (v) all current directors and executive officers as a group (1,209,668 shares).
(2)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (within sixty (60) days of March 26, 2013) through the conversion of either restricted stock units or deferred stock units upon termination of service as a director of Denny’s Corporation: (i) Mr. Dedrick (15,066 shares), (ii) Mr. Gutiérrez (8,888 shares), (iii) Mr. Haywood (31,156 shares), (iv) Ms. Lauderback (108,458 shares), (v) Mr. Marks (113,526 shares), (vi) Mr. Neeb (88,170 shares), (vii) Mr. Robinson (98,233 shares), (viii) Ms. Smithart-Oglesby (137,257 shares), (ix) Ms. Ward (62,089 shares), and (x) all current directors and executive officers as a group (662,843 shares).

Equity Compensation Plan Information

The following table sets forth information as of December 26, 2012 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,585,945	(1)	$3.24	4,391,495	(2)
Equity compensation plans not approved by security holders	600,000	(3)	3.66	900,000	(4)

Total	5,185,945		$3.28	5,291,495

(1)	Includes shares issuable pursuant to the exercise or conversion of awards under the Denny’s Corporation 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”), Denny’s Corporation 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”), the Denny’s Corporation Amended and Restated 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), and the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives (collectively the “Denny’s Incentive Plans”).
(2)	Includes shares of Common Stock available for issuance as awards of stock options, restricted stock, restricted stock units, deferred stock units and performance awards, under the 2012 Omnibus Plan.
(3)	Includes shares issuable pursuant to the exercise or conversion of employment inducement awards of stock options and restricted stock units granted outside of the Denny’s Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).
(4)	Includes shares of Common Stock available for issuance as awards of stock options and restricted stock units outside of the Denny’s Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).

ELECTION OF DIRECTORS

Nominees for Election as Directors of Denny’s Corporation

As permitted under our Bylaws, the Board has set eleven (11) as the number of directors effective currently and as of May 23, 2013 to constitute the Board of Directors of Denny’s Corporation. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of eleven (11) nominees to the Board of Denny’s Corporation. These nominees are: Gregg R. Dedrick, José M. Gutiérrez, George W. Haywood, Brenda J. Lauderback, Robert E. Marks, John C. Miller, Louis P. Neeb, Donald C. Robinson, Debra Smithart-Oglesby, Laysha Ward, and F. Mark Wolfinger, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2014 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation and Bylaws, as amended. Each nominee currently serves as a director.

If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Denny’s Corporation Restated Certificate of Incorporation and Bylaws.

Business Experience

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Gregg R. Dedrick	54	Director of Denny’s Corporation; co-founder of Whole Strategies, an organizational consulting firm (2009-present); Executive Vice President of Yum Brands, Inc., an operator of fast food restaurants (2008-2009); President and Chief Concept Officer of KFC, a chicken restaurant chain (2003-2008).	2010

José M. Gutiérrez	51	Director of Denny’s Corporation; President of AT&T Wholesale Solutions (2012-present), a unit of AT&T, Inc. focused on wholesale sales of communication products and services; President and Chief Executive Officer of AT&T Advertising Solutions (2010-2012), a subsidiary of AT&T, Inc, devoted to publishing and sales of Yellow and White Pages directory advertising; President of AT&T Global Enterprise Solutions (2008-2010), a unit of AT&T, Inc. focused on providing wireless, wireline, and mobility products and services for businesses worldwide; President and Chief Executive Officer for AT&T Southwest, a subsidiary for AT&T, Inc. providing telecommunication products and services to the southwestern United States.	2013

George W. Haywood	60	Director of Denny’s Corporation; Self-employed private investor (1998 to present); Director, Corporate and High Yield Bond Investments, Moore Capital, a hedge fund management firm (1994 to 1998).	2011

Brenda J. Lauderback	62	Director of Denny’s Corporation; Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Big Lots, Inc., Wolverine World Wide, Inc., and Select Comfort Corporation.	2005

Robert E. Marks	61	Director of Denny’s Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Chairman of the Board of Directors of Denny’s Corporation (2004-2006); Director of Emeritus Corporation, Trans World Entertainment Corporation, and a member of the Board of Trustees of the Fisher House Foundation and The International Rescue Committee. From 1982-1994, Managing Director and co-head of leverage buyout investing at Carl Marks & Co. Inc. Member of the board of directors of 15 private companies most of which were during this period.	1998

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

John C. Miller	57	Director of Denny’s Corporation; Chief Executive Officer and President of Denny’s Corporation (February, 2011-present); Chief Executive Officer and President of Taco Bueno Restaurants, Inc., an operator and franchisor of quick-service Mexican eateries (2005-February 2011); President of Romano’s Macaroni Grill (1997-2004).	2011

Louis P. Neeb	73	Director of Denny’s Corporation; Chairman of the Board of Directors of Mexican Restaurants, Inc., a restaurant company (1995-2010); Director and Chairman Emeritus of Mexican Restaurants, Inc. and Director of CEC Entertainment, Inc.	2008

Donald C. Robinson	60	Director of Denny’s Corporation; President and Chief Operating Officer of All Aboard Florida–Operations, LLC, a passenger high-speed rail company from Miami to Orlando, Florida (March, 2013- present); President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-2012); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001).	2008

Debra Smithart-Oglesby	58	Director of Denny’s Corporation; Chair of the Board of Directors of Denny’s Corporation (2006-present); Interim Chief Executive Officer of Denny’s Corporation (June 2010-January 2011); President of O/S Partners, private investment and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). Director of Cedar Fair Entertainment Company and member of the Editorial Advisory Board of CFO Magazine.	2003

Laysha Ward	45	Director of Denny’s Corporation; President, Community Relations, Target Corporation (2008 to present); Vice President, Community Relations, Target Corporation (2003-2007).	2010

F. Mark Wolfinger	57	Director of Denny’s Corporation; Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Denny’s Corporation (2008-Present); Executive Vice President, Growth Initiatives Denny’s Corporation (2006-2008); Chief Financial Officer of Denny’s Corporation (2005-2008); Executive Vice President and Financial Officer of Danka Business Systems, a document imagery company (1998-2005).	2011

Director Qualifications and Skills

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. Many of our directors served in key management positions in a wide-range of businesses, including retail and restaurant businesses through which they have developed, as a group, expertise and experience in core business skills such as strategy and business development, innovation, operations, brand management, finance, compensation and leadership development, and compliance and risk management. We also believe each of our nominees has other attributes necessary to create an effective board: the willingness to engage management and each other in a constructive and collaborative fashion; high personal and professional ethics, integrity and values; good judgment; analytical minds; the willingness to offer a diverse perspective; the ability to devote significant time to serve on our board and its committees; and a commitment to representing the long-term interests of all our stockholders. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of Denny’s Corporation, its stockholders and other stakeholders.

Set out below are the specific experience, qualifications, attributes and skills of each of our directors which led the Board to the conclusion that each individual should be nominated as a director of the Company.

Gregg R. Dedrick – Mr. Dedrick co-founded Whole Strategies, an organizational consulting firm, in 2009. Prior to that, he was President and Chief Concept Officer at KFC for five years where he led the development of the company’s grilled chicken product. He previously has served as Executive Vice President, People and Shared Services at Yum Brands, Chief People Officer at Yum Brands, and Senior Vice President Human Resources for Pizza Hut and KFC. On July 15, 2010, the Board of Directors of Denny’s Corporation appointed Mr. Dedrick to serve as a director of the Company.

José M. Gutiérrez – Mr. Gutiérrez has held senior executive positions at AT&T and brings nearly 25 years of experience in print and digital advertising, finance and operations in the telecommunications industry. Mr. Gutiérrez is currently President of Wholesale Solutions at AT&T. From 2010 to 2012, he was President and Chief Executive Officer of AT&T Advertising Solutions where he successfully led the transition of the Yellow Pages segment from print to digital advertising, prior to the divestiture of the business into a newly formed company, YP Holdings LLC. Prior to that, he has held a number of senior executive positions at AT&T including President of Global Enterprise Solutions and President and Chief Executive Officer of AT&T Southwest (a.k.a. Southwestern Bell). Before joining AT&T, Mr. Gutiérrez worked as a licensed CPA and strategy consultant at KPMG. He also serves on the boards of the World Affairs Council of Dallas/Fort Worth, Dallas Museum of Art, Thompson Autism Foundation, Trulaske College of Business at the University of Missouri, and the AT&T Cotton Bowl. On January 23, 2013, the Board of Directors of Denny’s Corporation appointed Mr. Gutiérrez to serve as a director of the Company.

George W. Haywood – Mr. Haywood is a self-employed private investor with over 20 years of experience as a financial entrepreneur. He has personally held over 5% ownership interests in 15 public companies advising many of them on governance and strategy as the largest individual investor. Prior to being self-employed, Mr. Haywood was the Director of Corporate and High Yield Bond Investments for Moore Capital Management, the world’s third-largest hedge fund. During this time, Mr. Haywood was responsible for managing a portfolio that consisted of high-yield bonds and investment-grade corporate bonds in excess of $1 billion, issued by a wide range of companies, domestic and foreign, across many different industries. Additionally, Mr. Haywood held three different positions (from 1982 to 1994) at Lehman Brothers, an investment banking firm, starting out as a Corporate Bond Trader, then as a Managing Director, head of corporate bond trading, and then as Managing Director and proprietary trader.

Mr. Haywood received his bachelor’s degree in Biology from Harvard University in 1974. He is currently a director of PingTone Communications, a private telecommunications company, and has formerly served as a director of XM Satellite Radio Inc. and Advanced Bionutrition Corp., a private biotechnology company.

Brenda J. Lauderback – Ms. Lauderback’s experience includes footwear, apparel, and retail industry experience, corporate leadership experience, branded marketing experience, international operations experience, public company board experience and public company finance and accounting experience through audit committee service. Ms. Lauderback has more than 25 years of experience in the retail industry and more than 35 collective years of experience on public company boards. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, a position that included responsibility for offices in China, Italy and Spain, and was a Vice President/General Merchandise Manager of Dayton Hudson Corporation, a retailer. Ms. Lauderback has collective experience of more than 20 years on audit, compensation and governance committees of public company boards and is chair of three governance committees. Ms. Lauderback is a director of Big Lots, Inc., Wolverine Worldwide, Inc. and Select Comfort Corporation. Within the last five years, Ms. Lauderback also served as a director of Irwin Financial Corporation. Ms. Lauderback received her bachelor of science degree from Robert Morris University in 1972.

Robert E. Marks – Mr. Marks has over 28 years of private equity investment and monitoring experience in 15 different industries, the result of his employment as a Managing Director of Carl Marks & Co. Inc (1982 – 1994) and his ownership of Marks Ventures LLC (1994 to present). This experience includes responsibility for all facets of leverage buyout investments such as sourcing and analyzing transactions, raising capital, negotiating agreements, and sitting on the boards of directors of investee companies to monitor progress, decide on refinancing options, and ultimately to decide on the realization of the investment. In addition, he has reviewed literally hundreds of possible investments, including performing detailed due diligence on dozens of companies. This work has instilled a deep appreciation for what makes a successful company, and what the true risks of a business venture might be.

Mr. Marks has more than 15 years of public company board of directors experience, derived from his service at Denny’s Corporation and at Emeritus Corporation, a New York Stock Exchange, assisted living company based in Seattle with 2012 revenues of approximately $1.5 billion. During this time, he has served on the Audit and Finance, Compensation and Corporate Governance committees, as well as serving as the Chairman of the Board of Denny’s from 2004 to 2006. Also during this time, Mr. Marks headed up, from the Board of Directors’ perspective, the highly successful 2004 restructuring and refinancing at Denny’s Corporation, which was comprised of an equity infusion of $92 million; a public bond refinancing of $175 million; and a new senior secured credit facility of $420 million.

Prior to his private equity investing experience, Mr. Marks obtained Wall Street corporate finance experience from 1978 – 1982 as an associate at Dillon, Read & Co., Inc., an investment banking firm, where he began working after he received a master’s degree in business administration with a concentration in finance and general management from Harvard Business School. From 1974 to 1976, he worked for the Export-Import Bank of the United States, performing research and analysis on the economic fundamentals underpinning particular loan proposals. In 1974, Mr. Marks received bachelor’s and master’s degrees in economics from Stanford University with distinction and Departmental Honors and was selected to be a member of Phi Beta Kappa. In 2012, Mr. Marks was appointed to serve on the Stanford University Alumni Committee on Trustee Nominations, which is responsible for selecting members to the university’s board of trustees. Mr. Marks is also a director of Trans World Entertainment Corporation and a member of the Board of Trustees of the Fisher House Foundation and The International Rescue Committee.

John C. Miller – Mr. Miller, as President and Chief Executive Officer for Denny’s Corporation, is responsible for leading the strategic direction of the Company. Mr. Miller joined the Company in February 2011 and is an accomplished restaurant industry veteran, bringing more than 30 years of restaurant operations and management experience to the Company. Prior to joining Denny’s, Mr. Miller served as Chief Executive Officer of Taco Bueno Restaurants, Inc. (2005-2011). He also spent 17 years with Brinker International where he held numerous management positions, including President of Romano’s Macaroni Grill and President of Brinker’s Mexican Concepts, responsible for overseeing On the Border and Cozymel’s. Earlier in his career, Mr. Miller held various operations and restaurant management positions at Unigate Restaurant/Casa Bonita in Dallas, Texas. Effective February 1, 2011, the Board appointed Mr. Miller to serve as a director of Denny’s Corporation.

Louis P. Neeb – Mr. Neeb has more than 35 years of restaurant industry and corporate leadership experience. He served as interim Chief Executive Officer of Mexican Restaurants, Inc. from 2006 to 2007 and served as Chairman of the Board of that company from 1995 to 2010, as Chief Executive Officer from 1996 to 2000, and as interim President from 1997 to 1998.

Since 1982 Mr. Neeb has also served as President of Neeb Enterprises, Inc., a restaurant consulting company. From 1991 to 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc. From 1989 to 1991, Mr. Neeb served as President of Geest Foods USA, a wholly owned subsidiary of Geest Foods, Plc. From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee’s restaurant chain, and the operation of the Del Taco restaurant chain. From 1980 to 1982, Mr. Neeb served as

Chairman of the Board and Chief Executive Officer of Burger King Corporation. From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants. During that time, Mr. Neeb directed the development of the Bennigan’s restaurant concept and the company grew from 35 to over 250 restaurants. Mr. Neeb currently serves as a director of CEC Entertainment, Inc., the parent company of Chuck E. Cheese’s restaurants and entertainment centers and as a director and Chairman Emeritus of Mexican Restaurants, Inc.. Mr. Neeb was also formerly a director of the privately held Silver Diner, Inc., On The Border, and Franchise Finance Corporation of America, a major lender to the restaurant and other industries until its sale to GE Capital in 2001.

Mr. Neeb holds a bachelor’s degree in business administration from the University of Notre Dame, a master’s degree in business administration from George Washington University, and a diploma from The Industrial College of the Armed Forces. He also serves on several charitable boards of directors.

Donald C. Robinson – Mr. Robinson currently serves as the President and Chief Operating Officer for All Aboard Florida, the country’s first privately owned intercity passenger rail system that will connect South Florida to Orlando. Mr. Robinson is responsible for developing the operational functions for the passenger rail project, including the procurement of rolling stock and engagement of third-party operators. Prior to this, from 2006 to 2012, he was the President of Baha Mar Resorts, and was responsible for the design, development, construction, and the opening of this Nassau, Bahamas based development. The $3.4 billion development includes a management contract with several major hotel and resort companies and features 2,200 hotel rooms, a 50,000 square foot retail village, 200,000 square feet of meeting space, approximately 30 restaurants, 23 acres of pools and activities, three spas, and a golf course designed by Jack Nicklaus.

Mr. Robinson received his bachelor’s degree in microbiology from The University of Central Florida while he worked full-time in Food & Beverage Operations at The Walt Disney World Resort. During his 33 year career with Disney, he was involved with the opening phase of two theme parks, one water park, a retail/dining/entertainment venue, and 12 resort hotels on three continents. Mr. Robinson served as the General Manager of three Disney resorts, including Disneyland Paris’ Newport Bay Club in Marne-La-Valle, France, and assisted in the planning and development of two resort hotels in Tokyo, Japan, working with the Oriental Land Company owners.

As the Senior Vice President of Operations at Walt Disney World, Mr. Robinson was responsible for the operation of four theme parks, three water parks, 30,000 hotel rooms, over 200 restaurants (including QSR, Table Service, Fine Dining, Bars, Lounges and Convention Catering), five golf courses, and Disney’s Wide World of Sports, with aggregate revenues of approximately $4.4 billion and food and beverage sales in excess of $800 million. In 2001, Mr. Robinson moved to Hong Kong, where he served as the Group Managing Director/ Executive Vice President of Hong Kong Disneyland, a joint venture with the government of the Hong Kong SAR. He was responsible for developing, opening, and operating that $4 billion project.

While in Hong Kong, Mr. Robinson served on the board of directors of Hong Kong International Theme Parks Limited. He also served on the board of directors of Baha Mar Resorts and was an executive director of the Nassau Paradise Island Promotion Board.

Debra Smithart-Oglesby – Ms. Smithart-Oglesby currently serves as the President of O/S Partners, which provides investment capital and consulting services to early-stage start-up companies in the food service and specialty retail industries. She served as Interim Chief Executive Officer of Denny’s Corporation from June 2010 through January 2011. Prior to joining O/S Partners in 2000, Ms. Smithart-Oglesby served as the Chief Financial Officer for Dekor, Inc., an early-stage retail start-up company in the home improvement/decorating industry. From 1997 to 1999 Ms. Smithart-Oglesby served as the President of Corporate Services and Chief Financial Officer for FirstAmerica Automotive, where she directed all financial, administrative and strategic planning functions for the automotive dealership retailer and consolidator that generated $1.6 billion in revenue. Prior to joining FirstAmerica Automotive, from 1985 to 1997, Ms. Smithart-Oglesby worked at Brinker International, a multi-concept casual dining restaurant company which operates Chili’s Grill & Bar, On the Border Mexican Grill & Cantina, Maggiano’s Little Italy, and Romano’s Macaroni Grill, serving on the board of directors (from 1991 to 1997), as well as serving as Executive Vice President and Chief Financial Officer, where she provided strategic direction and managed the financial and administrative functions for the company with sales of $1.8 billion and more than 800 locations internationally. Ms. Smithart-Oglesby’s early career experience includes audit, controller and accountant positions with companies including Coopers and Lybrand, OKC Liquidating Trust, and New York Merchandise Co.

Ms. Smithart-Oglesby earned a master’s in business administration from Southern Methodist University and has a bachelor’s degree in accounting from the University of Texas at Arlington. She has served on the board of directors for CFO magazine where she currently holds a position on the advisory board. She was previously on the board of directors of Noodles and Company, a quick casual dining restaurant chain, the finance committee for the Susan G. Komen Foundation, the Presbyterian Hospital Resource Board, the board of directors of the Family Place, and the Advisory Board of the University of Texas at Dallas. Ms. Smithart-Oglesby currently serves as a director of Cedar Fair Entertainment Company.

Laysha Ward – Ms. Ward is an experienced senior executive with a track record of innovative leadership with a competitive Fortune 50 company. She has demonstrated an ability to lead through rapid change, solve problems, and build innovative community programs while collaborating with internal and external partners to support organizational goals and objectives. As the current president of the Target Foundation, Ms. Ward’s experience and core skills are in communications, branding to enhance corporate strategy, marketing, demographic/segmentation customer relations, and strategic planning. She also leads Target’s volunteerism efforts, encouraging and providing opportunities for more than 350,000 team members, and oversees the company’s domestic and international grant making, community sponsorships, cause marketing initiatives and other civic activities. In 2008, President Bush nominated and the United States Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service, the nation’s largest grant maker for volunteering and service. Later that year, Target promoted Ms. Ward to President of Community Relations and the Target Foundation. Ms. Ward joined Target in 2000 as a director of community relations and was promoted to vice president of Community Relations and Target Foundation in 2003. In 1993, Ms. Ward served as Manager of Community Relations for Marshall Field’s, Chicago, where her responsibilities included handling corporate contributions, developing and marketing community initiatives, employee volunteerism, and United Way campaign activities for Illinois, Wisconsin, and Ohio for Field’s stores directly. Ms. Ward began her career in 1991 as a member of the store sales and management team of Marshall Field’s, Chicago. She also worked with community relations, public relations, marketing, advertising, and special events staff throughout the company to enhance its position in the stores’ communities.

Ms. Ward received a Bachelor of Arts degree from Indiana University and a Master’s degree in Social Service Administration, Nonprofit Management and Public Policy from the University of Chicago.

F. Mark Wolfinger – Mr. Wolfinger, as Denny’s Corporation’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer is responsible for the overall financial direction of the Company, including planning and analysis, as well as development and strategic alternative delivery initiatives, Information Technology and Legal. Mr. Wolfinger joined the Company in 2005, bringing a wealth of retail and restaurant experience as well as strategic and financial knowledge that help strengthen the brand and solidify the Company’s capital structure. Mr. Wolfinger previously served as Chief Financial Officer for Danka Business Systems and has held senior financial positions with Hollywood Entertainment, Metromedia Restaurant Group, the Grand Metropolitan PLC and operators of Bennigan’s, Ponderosa Steakhouse and Steak & Ale restaurants. On January 26, 2011, the Board of Directors of Denny’s Corporation appointed Mr. Wolfinger to serve as a director of the Company. Mr. Wolfinger received a bachelor’s degree in economics and english from Denison University and a master’s degree in business administration in Finance from The Amos Tuck School at Dartmouth College.

Corporate Governance

The Board of Directors has determined that, except as noted immediately below, each current member of the Board is independent under NASDAQ listing standards. Messrs. Miller and Wolfinger, as executive officers of the Company, are not deemed to be independent. Additionally, although Ms. Smithart-Oglesby currently qualifies as an independent director under applicable NASDAQ listing standards, as a result of her service as Interim Chief Executive Officer for the Company from June, 2010 to January, 2011, and specifically as a result of her certification of financial statements for the Company during this time, she will not be eligible for service on the Company’s Audit and Finance Committee until 2014.

There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each committee consists solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Ms. Lauderback and Messrs. Dedrick, Haywood, Marks, and Neeb, with Mr. Marks serving as chair. The Compensation and Incentives Committee is currently comprised of Ms. Smithart-Oglesby and Messrs. Dedrick, Neeb, and Robinson, with Mr. Dedrick serving as chair. Mss. Lauderback, Smithart-Oglesby and Ward and Messrs. Marks and Robinson currently make up the Corporate Governance and Nominating Committee, with Ms. Lauderback serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.

Set forth below is information regarding each committee.

Audit and Finance Committee

Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held nine (9) meetings in 2012, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Audit Committee, the independent auditors, internal auditors, the Company’s compliance officer, management and the Board. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards.

Audit Committee Financial Experts. The Board has determined that at least three Board members currently serving on the Audit Committee, Louis P. Neeb, Robert E. Marks and George W. Haywood, are Audit Committee Financial Experts, as that term is defined by the Securities Exchange Commission, based upon their respective business experience and educational backgrounds. Mr. Neeb has more than 35 years of corporate leadership experience as an executive officer and board chair for various public and private enterprises evaluating and analyzing financial statements (of the same or greater complexity as the Company’s). Mr. Marks has experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) during his more than 20 years of work in private equity investments, serving more than 15 different industries. Mr. Haywood has over 30 years experience analyzing and evaluating public company financial statements (of the same or greater complexity as the Company’s) in connection with his private investment and portfolio management experience.

Audit Committee Report. A formal written charter was originally adopted by the Audit Committee on March 14, 2000, and subsequently approved and adopted by the Board on May 24, 2000. Thereafter it has been amended and restated on November 12, 2003, August 25, 2006, October 29, 2007, January 27, 2010, November 8, 2011, and March 27, 2013. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during the fiscal year ended December 26, 2012.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

•

The Audit Committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•

The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•

Based on and pursuant to the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2012 for filing with the SEC.

Audit and Finance Committee

Robert E. Marks, Chair

Gregg R. Dedrick

George W. Haywood

Brenda J. Lauderback

Louis P. Neeb

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held six (6) meetings in 2012, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving the compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Compensation Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, and (vi) overseeing the Company’s various benefit plans. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director compensation is determined by the Board upon recommendation by the Compensation Committee. The Compensation Committee has engaged independent consultant Towers Watson and considered data and analysis prepared by this consultant regarding competitive pay practices among the Company’s peer group and restaurant industry to determine the appropriate level of director and executive officer compensation. The Compensation Committee has assessed the independence of Towers Watson in their capacity as the compensation consultant to the Compensation Committee pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Towers Watson from independently representing the Compensation Committee. Additionally, the Compensation Committee considered the recommendation of the Chief Executive Officer of Denny’s Corporation (the “CEO”) with respect to compensation levels of executive officers other than the CEO.

When making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our human resources department and Towers Watson. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance, termination, and change-in-control scenarios.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the process and procedures for determining executive and director compensation, see the “Executive Compensation – Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.

Compensation Risk Assessment. For 2012, a group of senior management from various departments of the Company completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees. This assessment was under the direction of the Compensation Committee and resulted in the assessment’s findings being reviewed and discussed with the committee. Specifically, this group assessed the Company’s incentive plans against a set of indicators that included pay mix, performance metrics, target setting/pay determination and governance/administration. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.

Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 26, 2012: Gregg R. Dedrick, Donald C. Robinson, Louis P. Neeb and Debra Smithart-Oglesby. Other than Ms. Smithart-Oglesby, who served as our Interim Chief Executive Officer from June 8, 2010 until January 31, 2011, none of the members of the Compensation Committee were officers or employees of the Company during 2012 or anytime prior thereto. During 2012, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the “Executive Compensation – Compensation Discussion and Analysis” section be included in the Company’s Annual Report on Form 10-K for the year ended December 26, 2012 and in this Proxy Statement.

Compensation and Incentives Committee

Gregg R. Dedrick, Chair

Louis P. Neeb

Donald C. Robinson

Debra Smithart-Oglesby

Corporate Governance and Nominating Committee

Summary of Responsibilities. The responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”) which held four (4) meetings in 2012, include (i) developing and recommending to the Board a set of corporate governance standards in the form of the Corporate Governance Policy for the Company, (ii) maintaining and monitoring compliance with the Corporate Governance Policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending director nominees to the Board for election at the annual meeting of stockholders or when necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education and reviewing all related party transactions, while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures. All members of this committee are independent within the meaning of NASDAQ listing standards. The Governance Committee has a written charter. For a further description of the Governance Committee’s powers, duties and responsibilities please refer to the Governance Committee’s charter which may be found on the Company’s website at www.dennys.com.

Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.

The Company’s Corporate Governance Policy is posted on the Company’s website at www.dennys.com.

Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the Governance Committee, a stockholder director-nominee recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting. The Governance Committee did not receive any stockholder director-nominee recommendations by December 6, 2012 (120th day before the first anniversary of the date of release of the 2012 Proxy Statement).

In addition, in accordance with the Company’s Bylaws, stockholders may directly nominate persons for election to the Board of Directors at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the Company’s Bylaws. Please see the “Other Matters – 2013 Stockholder Proposals” section elsewhere in the Proxy Statement for more information. The Company’s Bylaws were amended on November 12, 2008, to, among other things, clarify and present in greater detail the requirements for stockholders to nominate directors or present other items of business at an annual meeting.

The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.

Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (i) the slate of current directors, (ii) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (iii) recommendations from stockholders.

The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—

whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—

whether the potential nominee is independent, as defined by NASDAQ or other applicable listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the Board.

The manner in which the Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

The Company paid fees in 2012 to a professional search firm to help identify and evaluate potential nominees for director.

Board Diversity. The Governance Committee and Board are committed to a diversified membership, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills, in addition to other attributes such as race, gender and national origin. The Governance Committee continually looks for opportunities to develop its diversity initiatives further.

Board Leadership Structure and Risk Oversight

Over the past twelve years, the Company has separated the positions of CEO and Board Chair and has appointed an independent Board Chair. During a seven-month period (June 2010 – January 2011), Ms. Smithart-Oglesby, in addition to her role as Board Chair, also held the position of Interim CEO while the Company conducted the hiring process for a permanent CEO. At the conclusion of that seven-month period, and with the hiring of Mr. Miller as the Company’s CEO, the two positions were again separated. Ms. Smithart-Oglesby now serves solely as Board Chair. The Company believes having a separate CEO and Board Chair is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exception of Messrs. Miller and Wolfinger, is independent under the applicable standards. It is the Board’s policy to appoint a Lead Director during any time when the Board Chair position is not held by an independent director. Consequently, during the seven-month period referenced above, Mr. Neeb, as an independent director, was appointed by the Board to serve as the Lead Director. As Lead Director, Mr. Neeb’s responsibilities included (i) regularly meeting (by phone or in person) with the Interim CEO to discuss the financial and operational status of the Company, (ii) staying abreast of Company issues in greater depth than required of other Board members in order to assist, if necessary, during the period of transition of Company leadership, and (iii) leading periodic executive sessions of the independent Board members.

The Board has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive Company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks, and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.

Board Meeting Information

During 2012, there were six (6) meetings of the Board. Each director serving on the Board in 2012 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year.

Communications Between Security Holders and Board of Directors

The process for security holders of Denny’s Corporation to send communications to the Board is as follows. Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Secretary of Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Board Chair.

Board Member Attendance at Annual Meetings of Stockholders

It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All current directors attended last year’s annual meeting of stockholders, with the exception of José M. Gutiérrez, who was appointed on January 23, 2013.

Director Compensation

For a description of the compensation of directors, please see “Executive Compensation – Director Compensation Table” elsewhere in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE ELEVEN NOMINEES TO THE BOARD OF DIRECTORS OF DENNY’S CORPORATION.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC, and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2013, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.

2012 and 2011 Audit Information

KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years December 28, 2011 and December 26, 2012. The fees billed in the fiscal years ended December 28, 2011 and December 26, 2012 for KPMG’s services to the Company were:

	Year ended December 28, 2011	Year ended December 26, 2012
Audit Fees	$590,000	$633,000	(1)
Audit-Related Fees	45,000	45,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$635,000	$678,000

(1)	$43,000 of this amount represents additional audit billing related to the 2011 audit.

In the above table, in accordance with applicable SEC rules:

•

“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•

“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first three categories above.

The Audit Committee has considered and determined that the services for which audit-related and tax fees were billed were compatible with KPMG maintaining its independence.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled committee meetings. The Chair will report any such decisions at the committee’s next scheduled meeting. In 2012, the services described above were pre-approved by the Audit Committee pursuant to policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR 2013.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company provides stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.

As described in further detail in “Executive Compensation – Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate and retain top quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.

It is our firm belief that our executive compensation program, with its balance of annual cash incentives designed to reward the achievement of key performance goals set for the year and longer-term equity vehicles designed to reward executives for stock price performance over a longer term, compensates our executives for performance directly linked to stockholder value creation.

In addition, the Board of Directors has enacted a number of policies – including share ownership requirements, incentive clawbacks, the elimination of employment contracts and the elimination of tax gross-ups (except for certain limited gross-ups available to most salaried employees under the Company’s broad-based relocation policy) – which ensure that the Company’s practices are aligned with market-based best practices.

Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of the Proxy Statement and the accompanying compensation tables and related narrative disclosure included in the “Executive Compensation” section of this Proxy Statement for more information regarding our compensation program.

We are asking stockholders to approve the compensation of our named executive officers as disclosed herein by adopting the following advisory resolution at the 2013 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although this vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This is an overview and analysis of the compensation objectives and policies for our executive officers and the material compensation decisions we made with respect to such officers for 2012. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this Proxy Statement. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2012:

•	John C. Miller, our President and Chief Executive Officer

•	F. Mark Wolfinger, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer

•	Frances L. Allen, our Executive Vice President, Global Brand Strategy and Chief Marketing Officer

•	Robert Rodriguez, our former Executive Vice President and Chief Operating Officer

Executive Summary

Our Business. We are the franchisor and operator of one of America’s largest full-service restaurant chains. As of December 26, 2012, the Denny’s brand consisted of 1,688 restaurants, 1,524 (90%) of which were franchised/licensed restaurants and 164 (10%) of which were Company operated.

2012 Performance Highlights. At the core of our compensation philosophy and strategy is the goal of compensating and rewarding our executives for performance that is aligned with the Company’s strategic objectives and creating value for our stockholders. Our 2012 Company performance highlights include:

¡

System-wide same-store sales grew 1.3%, comprised of a 1.5% increase at franchised restaurants and a 0.2% increase at company restaurants, thus achieving, for the second consecutive year, positive franchise and company same-store sales.

¡

Opened 40 new system-wide restaurants, including six international locations, and refranchised 36 company restaurants, thus completing the Franchise Growth Initiative started in 2007 and achieving our target of operating approximately 10% of the Denny’s system as company restaurants.

¡	Adjusted EBITDA(1) margin, as a percentage of total operating revenue, increased 0.8 percentage points to 16.0% compared with the prior year.

¡	Adjusted Income Before Taxes(1) grew 26.2% to $47.0 million compared with the prior year.

¡	Generated $48.8 million of Free Cash Flow(1) used primarily to reduce outstanding term loan debt by $28.0 million and repurchase 4.8 million shares for $22.2 million.

2012 Compensation to Our Executive Officers Reflects Our Performance. Performance goals were achieved at or above target levels under our 2012 Corporate Incentive Plan with respect to the following plan metrics: System-Wide Same-Store Sales, System-wide Guest Satisfaction, and Adjusted Income Before Taxes, resulting in above-target payouts to our named executive officers. Additionally, we believe our strong 2012 performance, highlighted above, is consistent with increases in our stock price during 2012 and over the past several years. The Company’s total shareholder return (the sole metric utilized under our existing Long-Term Incentive (“LTI”) programs) was in the 74th percentile compared to our peer group for the three-year period

(1)	Please refer to the historical reconciliation of net income to Adjusted Income Before Taxes, Adjusted EBITDA, and Free Cash Flow which is attached to this Proxy Statement as Appendix A.

ending December 26, 2012, resulting in payouts for the LTI cycle ending in 2012 to Mr. Wolfinger, the sole named executive officer eligible for a LTI payout in 2012, of 129.9% of target amounts.

2012 Compensation Changes. Changes to our 2012 compensation structure, consistent with our capital allocation strategy over the longer-term, included an adjustment to the mix of awards under the 2012 LTI program resulting in the elimination of stock option awards. Thus, the 2012 LTI program consisted of a mix of 50% performance shares and 50% performance cash awards, all of which are contingent on our total shareholder return (“TSR”) relative to our industry peers. Additionally, the maximum payout under the 2012 LTI program was increased from 150% to 200% of target award levels.

Our Pay Governance Reflects Best Practices. Denny’s has been diligent listening to its stockholders and monitoring and adopting best practices in pay governance. Denny’s maintains the following compensation and pay governance best practices as integral parts of the Company’s compensation philosophy:

¡	Stock ownership guidelines for the Company’s executive officers and directors,

¡	Compensation clawback policy applicable to the Company’s executive officers and other key employees,

¡	A majority of named executive officer compensation is contingent on corporate performance,

¡	The elimination of all employment agreements for executive officers and other key employees,

¡	Anti-hedging policy that prohibits executive officers and directors from engaging in certain transactions such as puts, calls or other derivatives relating to the Company’s securities,

¡	Equity awards to newly hired executives include restricted stock units that vest based on stock price increases,

¡

Severance benefits following a change-in-control, including equity awards, have a “double-trigger” provision, which requires both a change in control and a qualifying termination within a specified period following the change in control,

¡	No special retirement benefits for executive officers other than participation (on the same basis as other employees) in a 401(k) plan or nonqualified deferred compensation plan,

¡	Elimination of all tax gross-ups, except for certain limited gross-ups available to most salaried employees pursuant to the Company’s broad-based relocation program.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on May 16, 2012, over 99% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2012 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices have strong stockholder support.

In light of the strong stockholder support of the compensation paid to our executive officers as evidenced by the results of this advisory vote, the Compensation Committee has decided to retain our general approach to executive compensation and does not intend to make significant changes to our executive compensation programs for 2013. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

At the 2011 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur annually. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Compensation Objective and Design

The Compensation Committee has developed compensation programs for the Company’s executive officers with guidance and analysis from its independent consultant, Towers Watson. The overall design objectives of our compensation programs are to attract, develop, motivate and retain top quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Committee reviews market survey data, proxy statements filed by our restaurant peer group companies, and industry compensation practices.

The Company’s reward strategy is designed to be integrated across different timeframes, performance metrics and types of payout. The goal is to reward executives for the achievement of performance goals that are directly linked to stockholder value creation. Our annual cash incentives are designed to reward the achievement of key Company performance targets set for the fiscal year. Longer-term equity vehicles reward executives for stock price performance relative to the Company’s restaurant peer group over a three-year period and are settled in both stock (performance shares) and cash (performance cash awards).

During 2012, executive officers were provided with a compensation package that included the following elements: (i) base salary, (ii) annual cash incentive opportunities (bonus), (iii) long-term equity incentives, and (iv) other benefits and limited perquisites. Each of these compensation elements is described and analyzed in further detail in the table below and the narrative that follows:

Compensation Element	Description	Objectives/ Performance Linkage	Performance Time Horizon

Base Salary	Fixed portion of cash compensation	Provide competitive compensation for day-to-day responsibilities and performance	Salary levels are based on individual performance sustained over a substantial period of time

Annual Cash Incentives (Bonus)	Cash payments based on the Company’s achievement of performance targets (for 2012, these included System-Wide Same-Store Sales, System-Wide Guest Satisfaction, and Adjusted Income Before Taxes)	Provide incentive to achieve key annual performance goals critical to the Company’s overall success	Payouts are based on annual Company performance

Compensation Element	Description	Objectives/Performance Linkage	Performance Time Horizon

Long-Term Incentive Compensation	Performance shares and target performance cash awards which vest based on the Company’s total shareholder return (TSR) vs. peer companies’ TSR	Directly align executive interests with the long-term success of the Company (as measured by stock price appreciation) and provide incentive for key leadership talent to remain with the Company	Performance grants vest over a 3-year period providing an aligned, long-term link to stock price performance

Benefits and Perquisites	Retirement, health and other benefits designed to provide financial safeguards to executives; perquisites such as telecom allowances that have a direct business use

Provide health care and financial security benefits to our executive officers similar to those provided to all our management employees; allow executives to focus on company business without incurring significant personal expense; provide market competitive package to recruit and retain executive talent

Most benefits are provided to all salaried employees on essentially the same terms, so there is no direct performance linkage

Discretionary Bonuses, Awards and Inducements	Typically paid in cash or restricted stock units (RSUs) to recognize individual performance or for inducement during hiring process. While there were no such awards made in 2012, two of our executive officers hold performance-based RSUs awarded as an inducement during the hiring process, that will vest and convert to stock upon the attainment of certain stock price levels.	Reward extraordinary performance and attract top executive talent while retaining executives through long-term vesting and potential wealth accumulation	Immediate recognition of extraordinary efforts leading to tangible and significant company outcomes

Use of Market Data and Peer Groups

To assist in evaluating and determining competitive levels of compensation for the various elements of pay in 2012, the Compensation Committee reviewed and considered various sources of data which included:

•

Published compensation surveys from the Chain Restaurant Total Rewards Association (covering the chain restaurant industry) and Towers Watson U.S. CDB General Industry Executive Database, which provide aggregated information on base salary, total cash compensation (base salary and bonus), and total direct compensation (base salary, bonus and long-term incentives) for various executive positions.

•	Additional data on long-term incentive opportunities in the hospitality, restaurant and retail industries, for a general understanding of current compensation practices.

•

Data from proxy statements collected and analyzed from a peer group of 22 restaurant companies operating in the family dining, casual and quick service segments. This restaurant peer group(1) consisted of the following companies:

BJ’s Restaurants, Inc.	DineEquity, Inc.	Papa John’s International, Inc.
Bob Evans Farms, Inc.	Domino’s Pizza, Inc.	P.F. Chang’s China Bistro, Inc.
Brinker International, Inc.	Einstein Noah Restaurant	Red Robin Gourmet Burgers, Inc.
Buffalo Wild Wings, Inc.	Group, Inc.	Ruby Tuesday, Inc.
Caribou Coffee Company, Inc.	Jack in the Box, Inc.	Sonic Corporation
Chipotle Mexican Grill	Krispy Kreme Doughnuts, Inc.	Texas Roadhouse, Inc.
Cracker Barrel Old Country	O’Charley’s, Inc.	The Cheesecake Factory, Inc.
Store, Inc.	Panera Bread Company	The Wendy’s Company

The Company strives to provide total pay opportunities that are within a competitive range relative to the median of our restaurant peer group and aligned with survey based data. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market-appropriate given our performance for the applicable year or period. The Compensation Committee annually analyzes tally sheets for each executive officer (as further described in the “Compensation Committee” section elsewhere in this Proxy Statement). This review helps ensure that executive compensation decisions are aligned with stockholder interests, that termination provisions are appropriate and aligned with market practices, and that the value of executive share holdings and unvested incentives track changes in stockholder value.

Base Salary

How Amounts are Determined. In general, the Compensation Committee considers a variety of factors when setting base salaries for executive officers, including market salary information, experience, tenure with the Company, individual performance and internal pay equity. The Compensation Committee annually reviews the performance of executive officers and scope of responsibility to determine whether adjustments to base salaries are appropriate in light of individual and Company performance, as well as overall market conditions and proxy peer data.

Salary Adjustments for 2012. In early 2012, based upon a review of competitive market data, including salaries of CEOs among Denny’s peer group, the Compensation Committee increased Mr. Miller’s base salary from his initial annual salary of $550,000 to $650,000 in recognition of the Company’s overall positive performance, positive trends in 2011 under Mr. Miller’s leadership, and the below market positioning of his base salary. No other adjustments to the base salaries of other executive officers were made for 2012.

(1)	The peer group above includes public restaurant companies which are similar to the Company in terms of revenue, system-wide sales, geographic coverage, and mix of franchised and corporate-owned stores. The Committee believes that this peer group presents an accurate picture of industry practices. We use data from the peer group to assess market practices for executive pay, the use and mix of pay devices, and perquisites and benefits.

In alignment with the Company’s pay-for-performance philosophy and in an effort to position Mr. Miller more competitively among his peers, the Committee again reviewed Mr. Miller’s salary and total direct compensation early in 2013 for further adjustment if supported by, and if consistent with, the Company’s pay philosophy and continued positive performance. As a result of this review, based upon continued positive trends and strong Company performance in 2012 (as highlighted on page 21) under Mr. Miller’s direction and leadership, and the continuing gap between his base salary and competitive market rates, the Compensation Committee increased Mr. Miller’s salary from $650,000 to $750,000 for 2013.

Annual Cash Incentives

2012 Corporate Incentive Plan

Overview. For the 2012 fiscal year, the Compensation Committee adopted the Denny’s 2012 Corporate Incentive Program (the “2012 CIP”), which provided our non-field management and staff, including each of our named executive officers, with an opportunity to earn an annual cash bonus based on the Company’s achievement of specified performance objectives. The performance metrics established under the 2012 CIP include System-Wide Same-Store Sales and Adjusted Income Before Taxes, which are the same two performance metrics that have been utilized under the 2009, 2010 and 2011 annual incentive bonus programs. Additionally for 2012, a System-Wide Guest Satisfaction metric was added to emphasize the importance of delivering a consistent positive guest experience in our restaurants. This metric tracks the achievement of overall guest satisfaction, as compiled by an independent customer experience research firm through surveys of Denny’s guests that rate the guest’s dining experience based on various service factors such as speed, taste, attentiveness, and restaurant atmosphere.

Target Incentive Opportunities. Under the 2012 CIP, a participant was eligible to earn a target incentive award (“Target Award”) equal to a percentage of his or her base salary, with the percentage varying depending on the participant’s position. Target Awards were determined for participants based upon a review of competitive market practices and internal equity, including published survey data and proxy information from our restaurant peer group. The Target Award for Mr. Miller was $650,000, or 100% of his base salary. The Target Awards for Ms. Allen, Mr. Rodriguez and Mr. Wolfinger, were $318,750, $318,750 and $367,500 respectively, or 75% of their respective base salaries.

Performance Goals for 2012 Incentives. As noted above, the payouts under the 2012 CIP are earned by participants based on the Company’s achievement of pre-established goals under three performance criteria: (i) System-Wide Same-Store Sales; (ii) System-Wide Guest Satisfaction; and (iii) Adjusted Income Before Taxes. The amount of actual bonus earned could range from 0% of the Target Award, if certain threshold goals are not met, to a maximum of 150% of the Target Award, if targeted goals are exceeded. The performance goals and the levels of associated payouts for 2012 were as follows:

	At Threshold		At Target		At Maximum
	Performance Goal	Payout(1)	Performance Goal	Payout(1)	Performance Goal	Payout(1)
System-Wide
Same-Store Sales	+0.1%	15%	+1.0%	30%	+5.0%	55%
Guest Satisfaction(2)	N/A	N/A	Various	20%	N/A	20%
Company
Adjusted Income Before Taxes(3)	$38.7m	25%	$43.0m	50%	$51.6m	75%

Total(4)		40%		100%		150%

(1)	As a percentage of a participant’s Target Award.
(2)	Performance goal based upon the achievement of the following targeted quarterly percentages of surveyed guests who express overall guest satisfaction: Q1 – 62.54%, Q2 – 63.19%, Q3 – 63.83%, and Q4 – 64.48%.
(3)	Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and share-based compensation.
(4)	Actual results that fell between Threshold, Target, and Maximum performance levels were interpolated to compute payout amounts.

2012 Performance Results. Based upon actual 2012 performance results, (i) achievement of the performance goal relating to System-Wide Same Store Sales was slightly above target levels resulting in payouts of 31.90%; (ii) achievement of the performance goal relating to Adjusted Income Before Taxes was between target and maximum levels, resulting in a payout of 61.60% of each participant’s total Target Award; and (iii) the performance goal relating to Guest Satisfaction was fully achieved at the target level (there being no threshold or maximum levels for this metric), resulting in a 20.0% payout for 2012. As a result, a total payout of 113.50% of each individual’s total Target Award was earned for 2012.

Considering the above performance results as compared to the threshold and target levels of expected performance, the Compensation Committee approved incentive awards for the named executive officers equal to 113.50% of their respective Target Awards. The following two tables set forth (i) the actual results and related payout of each 2012 CIP metric, and (ii) the total target opportunity and annual target award, as well as, the actual payout to each of the named executive officers under the 2012 CIP.

2012 CIP Metric	Actual Results		Payout %(1)
System-Wide Same Store Sales	+1.3%		31.90%
System-Wide Guest Satisfaction	Various	(3)	20.00%
Adjusted Income Before Taxes(2)	$47.0m		61.60%
Total All Metrics			113.50%

(1)	As a percentage of participant’s annual Target Award
(2)	Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and share-based compensation.
(3)	Each of the targeted quarterly percentages of surveyed guests who express overall guest satisfaction was achieved in 2012 with actual results as follows: Q1 – 63.20%, Q2 – 64.48%, Q3 – 65.75% and Q4 – 65.19%.

Executive Officer	Target Opportunity(1)	Annual Target Award	Actual Payout
John C. Miller	100%	$650,000	$737,750
F. Mark Wolfinger	75%	$367,500	$417,113
Frances L. Allen	75%	$318,750	$361,781
Robert Rodriguez	75%	$318,750	—	(2)
Total			$1,516,644

(1)	As a percentage of participant’s base salary.
(2)	Mr. Rodriguez’s employment with the Company was terminated as of March 30, 2012. As a result, he did not receive a payout under the 2012 CIP. For information regarding payments to Mr. Rodriguez in connection with his employment, see the “Summary of Termination Payments and Benefits” section later in this Proxy Statement.

Long-Term Incentive Compensation

In General. A key component of the total compensation package of our executive officers is a long-term equity incentive program that is designed to meet the following objectives:

(i)	Reward long-term Company profitability and growth,

(ii)	Promote increased stockholder value and align our executives’ interests with the interests of our stockholders,

(iii)	Offer competitive awards aligned with market practice,

(iv)	Promote stock ownership among executives,

(v)	Encourage a long-term perspective among executive officers, and

(vi)	Provide an incentive for executives to remain with the Company.

Long-Term Incentive Design for 2012. For fiscal year 2012, the Compensation Committee approved a Long-Term Incentive (“LTI”) structure that supports the Company’s strategic business goals, aligns with the interests of stockholders, and improves the competitiveness of the Company’s total executive compensation package. The LTI program design was modified in 2012, consistent with our capital allocation strategy over the longer-term, through an adjustment to the mix of awards and the elimination of stock option awards. Thus, the 2012 LTI program consisted of a mix of 50% performance shares and 50% performance-based cash awards. Additionally, the maximum payout under the 2012 LTI program was increased from 150% to 200% of target award levels.

Fiscal Year 2012 Long-Term Incentive Grants. The Compensation Committee generally makes LTI grants to all eligible Denny’s employees, including named executive officers, in the first quarter of each fiscal year, usually at the first Compensation Committee meeting of the year. The annual LTI grants made at the beginning of 2012 to Company executives and other eligible employees were comprised of two elements: performance shares and performance cash awards. These two elements provide incentive for mid-term and long-term stockholder value creation in excess of peer company results, encourage executive retention, and promote stock ownership, while balancing share dilution and cash expenses.

Ms. Allen and Messrs. Miller, Rodriguez and Wolfinger were the named executive officers who received 2012 LTI program awards. For a description of LTI grants made to our named executive officers in 2012 see the “2012 Grants of Plan-Based Awards Table”.

Performance Shares and Performance Cash Awards. The 2012 annual LTI awards were comprised of performance shares and performance cash awards. The performance shares and performance cash awards will be earned based on the Company’s TSR over a three-year period relative to peer companies’ TSR performance, with no payout at all if relative TSR performance is below a threshold amount.

Under the program, participants were awarded an incentive opportunity denominated as a target number of performance shares and a target performance cash awards. Payouts of the 2012 LTI awards will be between 0% and 200% of the target awards based on the Company’s TSR ranking relative to the Company’s peer group (listed previously) over the three-year performance period beginning on December 29, 2011 and ending December 31, 2014 (the Company’s fiscal years 2012, 2013, and 2014). The performance shares and performance cash awards will be earned and vested at the end of the performance period based on TSR performance. The performance shares convert to and are settled in shares of Denny’s stock on a one-for-one basis. The performance cash awards are settled in cash. TSR, which combines share price appreciation and dividends paid to show a total return to the stockholder, will be calculated as follows:

TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price

Denny’s TSR performance ranking compared to its peer group at the end of the three-year performance period determines the payout level as shown below:

	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target(1)
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	200%

(1)	Payouts are interpolated between payout levels.

Benefits and Perquisites

In General. Company executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a financial safety net of coverage for various significant life events, such as death, disability and retirement. Along with other members of the management team, the named executive officers also participate in a non-qualified savings plan intended to allow them to contribute to a retirement plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401k retirement plan. The named executive officers also receive certain perquisites including telecommunication allowances, car allowances and reimbursement for executive physicals. These perquisites serve a business purpose, are limited in value and are consistent with those of restaurant companies and other companies of similar size.

Retirement and Savings Plans

Deferred Compensation Plan/401(k) Plan. Generally, all employees are eligible to participate in the Company’s 401(k) Plan, but due to IRS limits, most executives are not eligible to receive the Company’s matching contribution of up to three percent of compensation under the 401(k) Plan. Therefore, a non-qualified deferred compensation plan is offered to certain management level employees, including the named executive officers, to provide retirement benefits similar to those available to other Denny’s employees. The deferred compensation plan lets participants: (i) defer up to 50% of salary and 100% of annual incentive bonus on a pre-tax basis, and (ii) receive a Company match up to three percent, which is the same match offered to all employees in the Company’s 401(k) plan.

Post-Termination Payments

In General. All of our executive officers participate in the Denny’s Corporation Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan was adopted in January 2008 to provide severance payments and benefits to our executive officers in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. Under the Severance Plan’s change in control provisions, a participant is entitled to an enhanced severance payment plus health benefits for 24 months. Two events must take place – a change in control of the Company and a qualifying associated termination – before a participant is entitled to these enhanced benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation).

We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities. Potential benefits under the Severance Plan for Messrs. Miller and Wolfinger, and Ms. Allen are discussed further under the section entitled “Summary of Termination Payments and Benefits” later in this Proxy Statement.

Post-Termination Payments in 2012. Effective March 30, 2012, Mr. Rodriguez’s employment with the Company ended, and we subsequently entered into a Confidential Settlement Agreement and Release of All Claims (the “Settlement Agreement”) with Mr. Rodriguez. Pursuant to the Settlement Agreement, we paid Mr. Rodriguez a lump sum of $433,618, consisting of a severance payment and an amount intended to reimburse Mr. Rodriguez on an after-tax basis for the cost of continued group health benefits for a period of 12 months, plus a separate payment in settlement of potential claims alleged by Mr. Rodriguez relating to his termination. For more information regarding the severance benefits paid to Mr. Rodriguez see the “Summary of Termination Payments and Benefits” section later in this Proxy Statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation. The 2012 CIP and the 2012 LTI program were designed to meet the requirements of Section 162(m) and be fully deductible by the Company. The Compensation Committee intends to maximize deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. During the 2012 fiscal year, the compensation paid to each of the named executive officers was fully deductible by the Company.

Compensation and Corporate Governance Best Practices

Stock Ownership Guidelines. The Company has stock ownership guidelines for its directors and executive officers. The guidelines require that ownership levels for directors and executive officers shall be fixed share amounts equal to:

(i)	for directors and CEO – 3 X annual cash board retainer/base salary;

(ii)	for other executive officers – 2 X base salary.

The fixed share amount shall be determined based upon the closing price of the Company’s stock as of the effective date of these guidelines (January 25, 2011), or in the case of a newly hired or appointed executive officer or director, his or her starting date. Directors and executive officers have 3 years from the later of the effective date of the guidelines or an individual’s start date, as applicable, to acquire the designated amounts. Any executive or director who has not obtained the required level by the required time period will not be permitted to sell Company stock until the required level is obtained and maintained.

Compensation Clawback Policy. The Company has a compensation clawback policy for named executive officers and certain other senior officers that provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than salary. In the event of a restatement of the Company’s previously issued financial statements as a result of an error, omission, fraud or non-compliance with financial reporting requirements (but not including any restatement or adjustment due to a change in applicable accounting principles, rules or interpretations), or a determination by the Compensation Committee that a material error was made in computing the amount of any incentive compensation, the Compensation Committee has discretion to direct the Company to recover from one or more current or former employees the incremental incentive compensation in excess of the incentive compensation that would have been earned, paid or vested based on the related or adjusted financial results.

Anti-Hedging Policy. The Company has a policy that prohibits executive officers and directors from engaging in transactions in puts, calls or other derivatives relating to Company securities on an exchange or any other organized market. The policy also prohibits executive officers and directors from engaging in certain forms of hedging or monetization transactions with respect to Company stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.

Summary Compensation Table

The following Summary Compensation Table sets forth, for the Company’s last three completed fiscal years, the compensation paid to or earned by the Company’s named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards (10)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John C. Miller	2012	$638,462	$—		$594,715	(4)	$—	$737,750	(11)	$46,855	(14)	$2,017,782
Chief Executive Officer	2011	490,769	250,000	(1)	890,000	(5)(6)	396,000	289,066	(12)	21,854	(15)(16)	2,337,689

F. Mark Wolfinger	2012	490,000	—		298,870	(4)	—	505,445	(11)	35,081	(14)	1,329,396
Executive Vice	2011	490,000	—		99,545	(5)	189,486	253,395	(12)	35,833	(16)	1,068,259
President, Chief	2010	490,000	25,000	(2)	91,460	(7)	182,160	185,955	(13)	35,039	(17)	1,009,614
Administrative Officer, and Chief Financial Officer

Frances L. Allen	2012	425,000	—		194,205	(4)	—	361,781	(11)	32,316	(14)	1,013,302
Executive Vice	2011	412,500	—		65,283	(5)	123,750	184,238	(12)	46,508	(16)	832,279
President and Chief Marketing Officer	2010	170,769	100,000	(3)	418,000	(8)	160,890	133,516	(13)	76,253	(17)	1,059,428

Robert Rodriguez	2012	163,486	—		194,205	(4)	—	—		482,368	(14)	840,059
Former Executive Vice	2011	425,000	—		68,987	(5)	131,472	184,238	(12)	15,150	(16)	824,847
President and Chief Operating Officer(18)	2010	124,231	100,000	(3)	543,750	(9)	160,890	98,953	(13)	4,412	(17)	1,032,236

(1)	Mr. Miller received a sign-on bonus upon his employment with the Company during 2011.
(2)	Mr. Wolfinger earned a discretionary Presidential Bonus during 2010.
(3)	Ms. Allen and Mr. Rodriguez received a sign-on bonus upon their employment with the Company during 2010.
(4)	The 2012 amounts reflect the grant date fair value of performance shares granted pursuant to our 2012 Long-Term Performance Incentive Program (the “2012 LTPIP”). The $6.05 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez was 98,300, 49,400, 32,100 and 32,100, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $1,189,430, $597,740, $388,410 and $388,410 for Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez, respectively. Additional information regarding the 2012 LTPIP can be found in the CD&A. Details on the valuation and terms of this award can be found in Note 14 to the Consolidated Financial Statements in our Form 10-K filed on March 11, 2013.
(5)	The 2011 amounts reflect the grant date fair value of performance shares granted pursuant to our 2011 Long-Term Performance Incentive Program (the “2011 LTPIP”). The $4.63 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez was 50,000, 21,500, 14,100 and 14,900, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $347,250, $149,318, $97,925 and $103,481 for Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez, respectively. Additional information regarding the 2011 LTPIP can be found in the CD&A. Details on the valuation and terms of this award can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2012.
(6)	The 2011 amount for Mr. Miller also includes the grant date fair value of performance-based restricted stock units awarded as an employment incentive related to his hiring that are payable in shares of Common Stock. The grant date fair value of this award is $658,500. Details on the valuation and terms of this award can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2012.
(7)	The 2010 amount for Mr. Wolfinger reflects the grant date fair value of performance shares granted pursuant to our 2010 Long-Term Performance Incentive Program (the “2010 LTPIP”). The $2.69 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Mr. Wolfinger was 34,000. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $137,190.
(8)	The 2010 amount for Ms. Allen reflects the grant date fair value of performance-based restricted stock units awarded as an employment incentive related to her hiring that are payable in shares of Common Stock.
(9)	The 2010 amount for Mr. Rodriguez reflects the grant date fair value of performance-based restricted stock units awarded as an employment incentive related to his hiring that are payable in shares of Common Stock.
(10)	The amounts in this column reflect the grant date fair value of stock options awarded to the named executives under our 2004 Omnibus Incentive Plan and our 2008 Omnibus Incentive Plan. Details on the assumptions made in the valuation of these awards can be found in Note 14 to the Consolidated Financial Statements in our Form 10-K filed on March 11, 2013.
(11)	The 2012 amounts include performance-based bonuses earned under the 2012 Incentive Program. Refer to the CD&A for more information regarding our annual cash incentive bonus program. The 2012 amount for Mr. Wolfinger also includes a $88,332 cash award earned on December 26, 2012 under the 2010 LTPIP.
(12)	The 2011 amounts include performance-based bonuses earned under the 2011 Incentive Program. The 2011 amount for Mr. Wolfinger also includes a $40,980 cash award earned on December 28, 2011 under the 2009 LTPIP.

(13)	The 2010 amount for Mr. Wolfinger reflects a performance-based bonus earned under the 2010 Incentive Program. The 2010 amounts for Ms. Allen and Mr. Rodriguez reflect performance-based bonuses earned based on achievement of individual performance objectives established for 2010.
(14)	The 2012 amounts for Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez include Company contributions to their Company deferred compensation accounts of $32,614, $20,841, $18,076 and $3,678, respectively. The 2012 amounts also include the following perquisites; a car allowance of $13,200, $13,200, $13,200 and $3,808 for Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez, respectively and a telecom allowance of $1,040, $1,040, $1,040, and $375 for Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez, respectively. The 2012 amount for Mr. Rodriguez also includes a lump sum severance payment of $400,000 in connection with his termination of employment effective March 30, 2012, a lump sum payment of $33,618 as reimbursement of costs (including a $12,354 tax gross-up amount) relating to COBRA health coverage and a vacation payout of $40,890. In addition, Mr. Rodriguez received a confidential, non-compensatory amount in settlement of potential claims.
(15)	The 2011 amount for Mr. Miller includes $8,672 in Company matching contributions to his deferred compensation account that was not previously reported as compensation earned in 2011 in the Company’s prior proxy statement.
(16)	The 2011 amounts for Mr. Wolfinger and Ms. Allen include Company contributions to their Company deferred compensation accounts of $21,072 and $17,902, respectively. The 2011 amounts also include the following perquisites; a car allowance of $11,790, $13,200, $13,200 and $13,200 for Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez, respectively and a telecom allowance of $1,392, $1,560, $1,560 and $1,950 for Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez, respectively. The 2011 amount for Ms. Allen also includes relocation of $13,846.
(17)	The 2010 amounts for Mr. Wolfinger and Ms. Allen include Company contributions to their Company deferred compensation accounts of $20,279 and $8,621, respectively. The 2010 amounts also include the following perquisites: a car allowance of $13,200, $5,635 and $3,844 for Mr. Wolfinger, Ms. Allen and Mr. Rodriguez, respectively and a telecom allowance of $1,560, $666 and $568 for Mr. Wolfinger, Ms. Allen and Mr. Rodriguez, respectively. The 2010 amount for Ms. Allen also includes relocation of $40,816 and a related tax gross-up payment of $20,515.
(18)	Mr. Rodriguez separated from the Company effective March 30, 2012.

2012 Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
John C. Miller		65,000	(1)	650,000	(1)	975,000	(1)	—		—		—		—	—	—	—
		243,850	(2)	487,700	(2)	975,400	(2)	—		—		—		—	—	—	—
	1/24/12	—		—		—		49,150	(3)	98,300	(3)	196,600	(3)	—	—	—	$594,715
F. Mark Wolfinger		36,750	(1)	367,500	(1)	551,250	(1)	—		—		—		—	—	—	—
		122,500	(2)	245,000	(2)	490,000	(2)	—		—		—		—	—	—	—
	1/24/12	—		—		—		24,700	(3)	49,400	(3)	98,800	(3)	—	—	—	$298,870
Frances L. Allen		31,875	(1)	318,750	(1)	478,125	(1)	—		—		—		—	—	—	—
		79,700	(2)	159,400	(2)	318,800	(2)	—		—		—		—	—	—	—
	1/24/12	—		—		—		16,050	(3)	32,100	(3)	64,200	(3)	—	—	—	$194,205
Robert Rodriguez		31,875	(1)	318,750	(1)	478,125	(1)	—		—		—		—	—	—	—
		79,700	(2)	159,400	(2)	318,800	(2)	—		—		—		—	—	—	—
	1/24/12	—		—		—		16,050	(3)	32,100	(3)	64,200	(3)	—	—	—	$194,205

(1)	Reflects threshold, target and maximum payout levels of performance-based bonuses awarded under the Company’s annual cash incentive bonus program. The actual amounts earned by each of the named executive officers in 2012 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.
(2)	Reflects threshold, target and maximum payout levels of performance-based cash awards that were granted pursuant to the 2012 LTI. Refer to the CD&A for more information regarding the 2012 LTI.
(3)	Reflects threshold, target and maximum payout levels of performance shares that were awarded pursuant to the 2012 LTI. Refer to the CD&A for more information regarding the 2012 LTI.
(4)	The grant date fair value of awards is determined pursuant to FASB Accounting Standards Codification 718, “Compensation – Stock Compensation.”

Outstanding Equity Awards at 2012 Fiscal Year-End Table

The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
John C. Miller	66,667	(1)	133,333	(1)	$3.89	02/01/21	—	—	—		—
	—		—		—	—	—	—	200,000	(9)	$962,000
	—		—		—	—	—	—	50,000	(10)	$240,500
	—		—		—	—	—	—	98,300	(11)	$472,823

F. Mark Wolfinger	300,000	(2)	—		$4.40	09/26/15	—	—	—		—
	26,100	(3)	—		$4.45	03/14/16	—	—	—		—
	42,100	(4)	—		$4.61	03/06/17	—	—	—		—
	126,600	(5)	—		$2.59	03/17/18	—	—	—		—
	51,500	(6)	—		$1.67	03/31/19	—	—	—		—
	100,000	(7)	50,000	(7)	$2.36	01/26/20	—	—	—		—
	31,900	(1)	63,800	(1)	$3.89	02/01/21	—	—	—		—
	—		—		—	—	—	—	21,500	(10)	$103,415
	—		—		—	—	—	—	49,400	(11)	$237,614

Frances L. Allen	66,667	(8)	33,333	(8)	$3.20	10/01/20	—	—	—		—
	20,834	(1)	41,666	(1)	$3.89	02/01/21	—	—	—		—
	—		—		—	—	—	—	100,000	(12)	$481,000
	—		—		—	—	—	—	14,100	(10)	$67,821
	—		—		—	—	—	—	32,100	(11)	$154,401

Robert Rodriguez	—		—		—	—	—	—	—		—

(1)	The options were granted on February 1, 2011 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(2)	The options were granted on September 26, 2005 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(3)	The options were granted on March 14, 2006 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(4)	The options were granted on March 6, 2007 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(5)	The options were granted on March 17, 2008 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(6)	The options were granted on March 31, 2009 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(7)	The options were granted on January 26, 2010 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(8)	The options were granted on October 1, 2010 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(9)	Reflects the amount of restricted stock units that may be earned by the named executive officer pursuant to his Employment Inducement Award, that are payable in shares of Common Stock. These restricted stock units will be earned and vest based on the achievement of the closing price of the Company’s Common Stock equaling or exceeding certain threshold amounts for 20 consecutive trading days. The restricted stock units expire if the threshold amounts are not reached prior to February 1, 2016.
(10)	Reflects the target amount of restricted stock units that may be earned by the named executive officers pursuant to our 2011 LTI, that is payable in shares of Common Stock. These restricted units will be earned and vest (from 0% to 150% of the target award) based on the total shareholder return of the Company’s Common Stock as compared to a peer group over a three-year performance period ending on December 25, 2013. Additional information regarding the 2011 LTI can be found in the CD&A.

(11)	Reflects the target amount of restricted stock units that may be earned by the named executive officers pursuant to our 2012 LTI, that is payable in shares of Common Stock. These restricted units will be earned and vest (from 0% to 200% of the target award) based on the total shareholder return of the Company’s Common Stock as compared to a peer group over a three-year performance period ending on December 31, 2014. Additional information regarding the 2012 LTI can be found in the CD&A.
(12)	Reflects the amount of restricted stock units that may be earned by the named executive officer pursuant to her Employment Inducement Award, that are payable in shares of Common Stock. These restricted stock units will be earned and vest based on the achievement of the closing price of the Company’s Common Stock equaling or exceeding certain threshold amounts for 20 consecutive trading days. The restricted stock units expire if the threshold amounts are not reached prior to July 21, 2015.
(13)	Reflects the value as calculated using the closing price of our Common Stock as of December 26, 2012 ($4.81).

2012 Option Exercises and Stock Vested Table

The following table sets forth information concerning each exercise of stock options and vesting of stock awards, including restricted stock units, during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting
John C. Miller	—	$—	—		$—
F. Mark Wolfinger	100,000	$312,080	—		$—
	—	$—	43,956	(2)	$198,242	(2)
	—	$—	100,000	(3)	$484,000	(3)
	—	$—	44,166	(4)	$228,780	(4)
Frances L. Allen	—	$—	50,000	(5)	$248,000	(5)
Robert Rodriguez	55,468	$40,750	—		$—

(1)	The amounts in these columns reflect stock options exercised by the named executive officers pursuant to our various equity plans as follows:

Name	Options Exercised	Exercise Price	Exercise Date	Market Value Upon Exercise
F. Mark Wolfinger	8,049	$1.67	8/20/2012	$4.80
F. Mark Wolfinger	91,951	$1.67	8/22/2012	$4.79
Robert Rodriguez	33,334	$3.20	5/1/2012	$4.21
Robert Rodriguez	22,134	$3.89	5/1/2012	$4.21

(2)	Reflects restricted stock units earned and vested by the named executive officer on July 9, 2012 pursuant to Denny’s 2004 Omnibus Incentive Plan. One-half of these restricted stock units were settled in cash upon vesting when the market value of the underlying stock was $4.51 and one-half was paid out in shares of Common Stock on July 9, 2012.
(3)	Reflects the amount of vested restricted stock units awarded to the named executive officer pursuant to our 2004 TSR Program. The restricted stock units were earned as of June 30, 2008 and vested on September 30, 2012 when the market value of the underlying stock was $4.84. One-half of the vested restricted stock units were paid in shares of Common Stock and one-half were paid in cash during the fiscal year.
(4)	Reflects the amount of vested restricted stock units awarded to the named executive officer pursuant to our 2010 LTPIP. The restricted stock units were earned and vested on December 26, 2012 and were paid to Mr. Wolfinger on January 24, 2013, when the market value of the underlying stock was $5.18. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Mr. Wolfinger was 39,433.
(5)	Reflects the amount of vested restricted stock units awarded as an employment incentive related to the named executive officers’ hiring during 2010. The restricted stock units were earned and vested on August 30, 2012 when the market value of the underlying stock was $4.96. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Ms. Allen was 33,275.

Nonqualified Deferred Compensation Table

The following table sets forth information with respect to Denny’s, Inc. Deferred Compensation Plan which provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY(3)
John C. Miller	$137,621	$41,286	$11,198	$—	$256,590	(4)
F. Mark Wolfinger	$27,213	$27,213	$14,889	$—	$211,808
Frances L. Allen	$23,603	$23,603	$8,192	$—	$107,869
Robert Rodriguez	$3,678	$3,678	$389	$(7,745)	$—

(1)	Amounts in this column are reported as 2012 compensation in the Salary column of the Summary Compensation Table.
(2)	Amounts included in this column are reported as 2012 compensation in the All Other Compensation column of the Summary Compensation Table.
(3)	Aggregate balances as of December 26, 2012 include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2012: $250,781 Mr. Wolfinger and $53,044 Ms. Allen.
(4)	Amount includes executive contributions and company contributions for 2011 that were not previously reported in the Company’s prior proxy statement.

The Denny’s, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) allows participants to defer current compensation on a pre-tax basis. Participation is restricted to a select group of management or highly compensated employees of the Company.

Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of base salary and up to 100% of bonus. Denny’s will match 100% of each participant’s deferrals up to 3% of the participant’s compensation. Deferrals will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. Deferral elections will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period.

The participant’s account will be credited with earnings and losses based on the investment options selected by the participant. The participant may request a change in the allocation of an account balance or future deferrals at any time. A participant is at all times 100% vested in his or her deferral account.

Upon termination of employment for any reason (except following a change in control), a participant will receive his or her account balance in a lump sum or in installments based on his or her election. Account balances less than $50,000 will be distributed in a lump sum. At the death of a participant, the remaining amount in the participant’s account will be paid to his or her beneficiary in accordance with the participant’s election. Upon a termination of employment within two years of a change in control, a participant will receive his or her account balance in a lump sum distribution. In the event of an unforeseen financial emergency, the plan administrator may approve a participant’s withdrawal up to the amount necessary to satisfy the hardship. A participant may change the distribution schedule prior to termination of employment from a lump sum to annual installments, but not from annual installments to a lump sum. All changes must be made at least 13 months prior to termination of employment.

The Deferred Compensation Plan also provides for an “In-Service Distribution” account, typically used to save for specific financial needs at a specified date, such as college tuition payments. A participant may elect to receive some or all of a particular year’s deferral and related earnings on a particular date prior to retirement or termination of employment. Distributions can be made in a lump sum or, if the balance is at least $10,000, in 2-5 annual installments. A participant may extend an In-Service Distribution date by at least 5 years or may cancel the date, which results in the account balance being combined with the termination of employment account.

As a result of Code Section 409A, certain key employees (including the named executive officers) may be subject to a six-month waiting period for distributions following termination.

Summary of Termination Payments and Benefits

In 2012, Messrs. Miller, Wolfinger and Rodriguez and Ms. Allen were participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company.

Effective March 30, 2012, Mr. Rodriguez’s employment with the Company ended, and we subsequently entered into a Confidential Settlement Agreement and Release of All Claims (the “Settlement Agreement”) with Mr. Rodriguez. Pursuant to the Settlement Agreement, we paid Mr. Rodriguez a lump sum of $433,618, consisting of a $400,000 severance payment and an amount ($33,618) intended to reimburse Mr. Rodriguez on an after-tax basis for the cost of continued group health benefits for a period of 12 months, plus a separate payment in settlement of potential claims alleged by Mr. Rodriguez relating to his termination.

The following table summarizes the approximate value of the termination payments and benefits that each of Messrs. Miller, Wolfinger and Ms. Allen would have received if they had terminated employment at the close of business on December 26, 2012. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the Pension Benefits Table elsewhere in this Proxy Statement and the Nonqualified Deferred Compensation Table elsewhere in this Proxy Statement.

	John C. Miller	F. Mark Wolfinger	Frances L. Allen
Reason for Termination:
By Company Without Cause; By Executive for Good reason
Cash Severance(1)	$650,000	$490,000	$425,000
Health & Welfare Continuation (estimated)(2)	13,764	13,601	10,638
Outplacement Services (estimated)(3)	20,000	20,000	20,000

Total	$683,764	$523,601	$455,638
Death or Disability(1)
Accelerated Stock Option Spread(4)	122,667	181,196	92,001
Accelerated 2011 Performance Award(5)	177,810	144,514	94,391
Accelerated 2012 Performance Award(5)	379,007	190,447	123,818

Total—Death or Disability	$679,484	$516,157	$310,210
Termination Within 24 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)(1,2)
Cash Severance(1)	$2,600,000	$1,715,000	$1,398,838
Health & Welfare Continuation (estimated)(2)	27,528	27,202	21,276
Accelerated Stock Option Spread(4)	122,667	181,196	92,001
Accelerated 2011 Performance Award(5)	266,715	216,771	141,587
Accelerated 2012 Performance Award(5)	1,137,020	571,342	371,456
Outplacement Services (estimated)(3)	20,000	20,000	20,000

Total	$4,173,930	$2,731,511	$2,045,158

(1)	Reflects severance payments pursuant to the Severance Plan consisting of salary continuation for 12 months, or a lump sum payment equal two times base salary and target bonus in the event of termination within two years of a change in control.
(2)	Reflects a payment pursuant to the Severance Plan equal to the cost of providing continued health and welfare benefits for a period of 12 months following termination, or a period of 24 months following termination within two years of a change in control. The Severance Plan includes a “best net” approach for purposes of determining whether any payment or benefits will be subject to the excise tax under Section 280G of the Code, which provides the greater of the after-tax benefit based on either a (i) capped or (ii) uncapped calculation. For Ms. Allen, the cash severance in the event of termination within two years of a change in control is being reduced due to the application of the “best-net” provision.

(3)	Executives are eligible to receive up to $20,000 of outplacement services pursuant to the Severance Plan for a period of 12 months following termination.
(4)	Reflects the aggregate value (based on the closing price of our Common Stock as of December 26, 2012 of $4.81) of stock options that would vest upon the executive’s termination of employment.
(5)	2011 and 2012 Performance Restricted Stock Units vest upon a change in control at the actual performance level at the date of change in control. Upon death or termination upon permanent disability, the Performance Restricted Stock Units vest on a pro rated basis based upon actual performance.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors for 2012.

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)	Total
Gregg R. Dedrick	$90,000	$75,002	$165,002
George W. Haywood	$75,000	$75,002	$150,002
Brenda J. Lauderback	$90,000	$75,002	$165,002
Robert E. Marks	$95,000	$75,002	$170,002
Louis P. Neeb	$75,000	$75,002	$150,002
Donald C. Robinson	—	$150,003	$150,003
Debra Smithart-Oglesby	$136,667	$130,001	$266,668
Laysha Ward	$75,000	$75,002	$150,002

(1)

Under the current director compensation package, which became effective May 16, 2012, each non-employee director of Denny’s Corporation, except for the Board Chair whose annual cash retainer for 2012 was $130,000, receives an annual cash retainer of $75,000 (paid in equal quarterly installments and pro-rated in those instances where a director serves only a portion of the year). Mr. Dedrick, Chair of the Compensation Committee, Ms. Lauderback, Chair of the Corporate Governance Committee and Mr. Marks, the Chair of the Audit Committee, received additional annual retainers of $15,000, $15,000 and $20,000, respectively, for their service as committee chairs. Mr. Robinson elected to receive deferred stock units in lieu of his annual cash retainer. Of the amount paid to Ms. Smithart-Oglesby in 2012, $6,667 represented payment of the remaining portion of her 2011 Board Chair fees paid in the 1st quarter of 2012 and $130,000 was the annual retainer for her service as Board Chair in 2012.

(2)	The amounts in this column reflect the grant date fair value of deferred stock units (“DSUs”) awarded to directors pursuant to our omnibus incentive plans. Under the current director compensation package, except for the Board Chair who receives an annual award of DSUs equal in value to $130,000, each director receives an annual award of DSUs equal in value to $75,000. The aggregate number of DSUs held as of December 26, 2012 for Messrs. Dedrick and Haywood, Ms. Lauderback, Messrs. Marks, Neeb and Robinson and Ms. Smithart-Oglesby and Ward were 33,585, 31,156, 108,458, 113,526, 88,170, 98,233, 137,257 and 62,089, respectively. The aggregate number of stock options held as of December 26, 2012 for Messrs. Dedrick and Haywood, Ms. Lauderback, Messrs. Marks, Neeb and Robinson and Mss. Smithart-Oglesby and Ward were 0, 0, 56,700, 75,600, 0, 0, 75,600, and 0 respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom any of such reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 26, 2012) the Company’s officers, directors and 10% stockholders complied with their Section 16(a) filing requirements for the fiscal year ended December 26, 2012.

RELATED PARTY TRANSACTIONS

During the Company’s last fiscal year, there were no transactions that occurred or relationships that existed between the Company and its management, directors, or 5% stockholders that require disclosure under SEC regulations.

The company maintains a written policy and procedures for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee shall review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

CODE OF ETHICS

Denny’s Corporation has adopted a code of ethics entitled “Denny’s Code of Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Code of Conduct is posted on the Company’s website at www.dennys.com.

The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Code of Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Code of Conduct to an appropriate person or persons identified in the code; or (v) accountability to adherence to the code.

OTHER MATTERS

Expenses of Solicitation

The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting

In the event that any matters other than those referred to in the accompanying notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

2014 Stockholder Proposals

In order for stockholder proposals intended to be presented at the year 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 12, 2013. Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the 2014 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the Denny’s Corporation Bylaws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 22, 2014 and no later than March 24, 2014, (i.e., no more than 90 days and no less than 60 days prior to May 23, 2014, the first anniversary of the Annual Meeting). In the event that the date of the 2014 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the Company’s Bylaws, including information concerning the proposed nominee or proposal and information about the stockholder’s ownership of Common Stock.

Electronic Access to Future Proxy Materials and Annual Reports

Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials.

Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

FORM 10-K

A copy of the Company’s Form 10-K for the fiscal year ended December 26, 2012 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement.

APPENDIX A

Income and EBITDA Reconciliation	Fiscal Year Ended
(In thousands)	12/26/2012	12/28/2011

Net income	$22,309	$112,287

Provision for (benefit from) income taxes	12,785	(83,960)
Operating (gains), losses and other charges, net	482	2,102
Other nonoperating (income) expense, net	7,926	2,607
Share-based compensation	3,496	4,219

Adjusted Income Before Taxes(1)	$46,998	$37,255

Interest expense, net	13,369	20,040
Depreciation and amortization	22,304	27,979
Cash payments for restructuring charges and exit costs	(3,781)	(2,661)
Cash payments for share-based compensation	(952)	(803)

Adjusted EBITDA(1)	$77,938	$81,810

Cash interest expense, net	(11,553)	(17,019)
Cash paid for income taxes, net	(2,034)	(1,124)
Cash paid for capital expenditures	(15,586)	(16,089)

Free Cash Flow(1)	$48,765	$47,578

(1)	We believe that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA and Free Cash Flow are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA and Free Cash Flow should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

A-1

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders to be held May 23, 2013

As a stockholder of Denny’s Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 22, 2013. The 2013 Proxy Statement and the 2012 Annual Report of Denny’s Corporation are available at http://www.cstproxy.com/dennys/2013.

	OR		OR
Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL	DENNY’S CORPORATION 203 East Main Street, Spartanburg, SC 29319	Please mark your votes like this	☒

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

1.	Election of (11) directors.
	Nominees:	01	Gregg R. Dedrick	☐FOR	☐AGAINST	☐ABSTAIN
		02	José M. Gutiérrez	☐FOR	☐AGAINST	☐ABSTAIN
		03	George W. Haywood	☐FOR	☐AGAINST	☐ABSTAIN
		04	Brenda J. Lauderback	☐FOR	☐AGAINST	☐ABSTAIN
		05	Robert E. Marks	☐FOR	☐AGAINST	☐ABSTAIN
		06	John C. Miller	☐FOR	☐AGAINST	☐ABSTAIN
		07	Louis P. Neeb	☐FOR	☐AGAINST	☐ABSTAIN
		08	Donald C. Robinson	☐FOR	☐AGAINST	☐ABSTAIN
		09	Debra Smithart-Oglesby	☐FOR	☐AGAINST	☐ABSTAIN
		10	Laysha Ward	☐FOR	☐AGAINST	☐ABSTAIN
		11	F. Mark Wolfinger	☐FOR	☐AGAINST	☐ABSTAIN

2.	A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 25, 2013.	☐FOR	☐AGAINST	☐ABSTAIN

3.	An advisory resolution to approve the executive compensation of the Company.	☐FOR	☐AGAINST	☐ABSTAIN

4.	To transact such other business as may properly come before the meeting.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2013.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Access to Denny’s Corporation stockholder account information and other stockholder services are available on the Internet!

Visit Continental Stock Transfer’s website at

www.continentalstock.com

for their Internet Shareholder Service –

ContinentaLink

Through this service, stockholders can change addresses, receive electronic forms and view account transaction history and dividend history.

To access this service, visit the website listed above. At “ContinentaLink” on the right side of the home page, select “Shareholder Log In.” From there, you can either “View a Sample Account” or you can sign-up (choose “First Time Visitor” then “New Member Sign-Up”). Guidance is provided on the website.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Debra Smithart-Oglesby and John C. Miller as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 26, 2013 at the Annual Meeting of Stockholders to be held on May 23, 2013 or any adjournment thereof.

Management voting recommendations - (i) in favor of the eleven (11) nominees to the Board of Directors; (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 25, 2013; and (iii) in favor of the advisory resolution to approve the executive compensation of the Company, as described in the proxy statement.

(Continued, and to be marked, dated and signed on the other side.)